WHITE & CASE
                         Limited Liability Partnership
                          1155 Avenue of the Americas
                         New York, New York 10036-2787
                          Telephone: (1-212) 819-8200
                          Facsimile: (1-212) 354-8113


December 12, 2000

Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado 80203

Ladies and Gentlemen:

     We have acted as special counsel to Newmont Mining Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of the resale from time to time of an aggregate of 2,628,139 shares of the Company's common stock, $1.60 par value per share (the "Common Stock"), to be issued to Normandy International Holdings Pty Ltd. and Compagnie Miniere Internationale Or S.A., pursuant to a Settlement Agreement, dated as of October 20, 2000 (the "Settlement Agreement") between the Company, Compania de Minas Buenaventura S.A.A., Bureau de Recherches Geologiques et Minieres, Normandy Mining Limited and certain affiliates of each of them.

     In so acting, we have examined such certificates of public officials and certificates of officers of the Company, and originals (or copies certified to our satisfaction) of all such corporate documents and records of the Company, and such other documents as we have deemed relevant in order to give the opinion hereinafter set forth. In this connection, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based upon the foregoing, it is our opinion that issuance of the Shares has been duly authorized by all necessary corporate action on behalf of the Company and, when issued and delivered as provided for in the Settlement Agreement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments or supplements thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,


                                   /s/ White & Case LLP



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